Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2004 Amended and Restated Equity Incentive Plan and 2004 Employee Stock Purchase Plan of NuVasive, Inc. of our reports dated February 26, 2013, with respect to the consolidated financial statements and schedule of NuVasive, Inc., and the effectiveness of internal control over financial reporting of NuVasive, Inc., included in the Annual Report (Form 10-K) for the year ended December 31, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California

January 31, 2014